Exhibit 10.1

AMENDMENT NO. 1

FIFTH THIRD BANCORP

STOCK OPTION GAIN DEFERRAL PLAN

(as adopted effective as of May 20, 2005 by the Compensation Committee of the Board of Directors of Fifth Third Bancorp)

1.	All terms capitalized herein and not otherwise defined herein or capitalized in standard usage shall have the meanings ascribed to such terms in the Plan.

2.	From and after the date hereof, no Participant may make any future election under Article II of the Plan to defer delivery and receipt of Net Shares that may result from exercises of Stock Options (each, a “Deferral Election”).

3.	From and after the date hereof, all Deferral Elections relating to any Stock Option that has not yet been exercised (each, an “Existing Deferral Election”), shall terminate and be of no further force or effect such that if, after the date hereof, any Participant shall exercise a Stock Option that had been previously subject to an Existing Deferral Election, the Net Shares resulting from such exercise shall be delivered to the Participant and shall not be credited to the Participant’s Deferred Stock Unit Account or otherwise deferred under the Plan.

4.	All Deferred Stock Unit Accounts established and maintained under Article III of the Plan prior to the date hereof shall remain in full force and effect and amounts credited to such Deferred Stock Unit Accounts prior to the date hereof shall be maintained and paid as set forth in the Plan.

5.	The Plan shall remain in full force and effect except as otherwise modified hereby.